UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	October 11, 2016

POINT.360
(Exact name of registrant as specified in its charter)

California	0-21917	01-0893376
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 Media Center Drive,

Los Angeles, California 90065

(Address of Principal Executive Offices)

(323) 987-9444

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 11, 2016, Point.360 (the “Company”) sold to HWAY LLC, a California limited liability company (“HWAY”), all of its right, title and interest in and to certain land and improvements located at 1122 and 1133 North Hollywood Way, Burbank, CA (the “Property”) pursuant to a Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate (the “Purchase Agreement”). Concurrently, the Company leased the Property from HWAY pursuant to a Standard Industrial/Commercial Single-Tenant Lease (the “Lease Agreement”, and together with the Purchase Agreement, the “Sale and Leaseback”). Haig Bagerdjian, Chief Executive Officer, director and majority shareholder of the Company, holds a 99% membership interest in HWAY.

Pursuant to the Purchase Agreement, the Company sold the Property to HWAY for a purchase price of $9.8 million in cash (the “Purchase Price”). The Company received approximately $4.8 million in cash after payment of approximately $4.6 million to Bank of the West in full payment of indebtedness secured by a first lien mortgage on the Property, approximately $0.3 million paid to HWAY for a security deposit and rent under the Lease Agreement, and other closing costs.

Under the Lease Agreement, the Company will continue to occupy the Property consisting of 31,259 square feet in a two-story office building with a basement and a 3,732 square foot parking lot (the “Lease”). The Lease is for an initial term of 11 years, commencing on October 11, 2016 (the “Commencement Date”). The Lease may be extended for two five-year options; however such options may not be exercised if (i) the Company is sold to another person, or (ii) if Mr. Bagerdjian and/or his affiliates cease to be a controlling shareholder of the Company. The term of the Lease expires on October 31, 2027, unless it is extended under the Company’s option rights.

Beginning on the Commencement Date, the monthly base rent under the Lease will be $65,644 which base rent is subject to an annual increase of 3%. The Company is responsible for paying Property utilities, operating expenses and real estate taxes.

In connection with the Sale and Leaseback, the Company’s Board of Directors established a special committee (the “Special Committee”) consisting of independent and disinterested directors. The Special Committee was granted the power and authority to (i) evaluate the terms of the Sale and Leaseback and (ii) negotiate the Sale and Leaseback documentation with Mr. Bagerdjian. As part of that process, the Special Committee considered market information that the Company obtained through the Company’s efforts to sell the Property. The Special Committee engaged independent legal counsel and advisors for purposes of evaluating and negotiating the Sale and Leaseback with Mr. Bagerdjian. Prior to execution by the Company, the Sale and Leaseback documentation was approved by both the Special Committee and the Board of Directors.

The preceding summary does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement and the Lease Agreement, which are filed as Exhibit 10.1 and 10.2, respectively, and which are incorporated herein by reference.

Item 1.02 Termination of a Material Agreement.

On October 11, 2016, the Company paid $4.6 million in full payment of its mortgage debt to Bank of the West related to the Property, which Property was sold and leased back as described in Item 1.01 of this Form 8-K.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The descriptions of the Purchase Agreement and the Lease Agreement set forth in Item 1.01 above is incorporated by reference into this Item 2.01.

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Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate dated October 11, 2016 between Point.360 and HWAY LLC.

10.2	Standard Industrial/Commercial Single-Tenant Lease-Net dated October 11, 2016 between Point.360 and HWAY LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 17, 2016	By:	/s/ ALAN STEEL
Alan Steel
Executive Vice President, Finance and
Administration, and Chief Financial Officer

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